Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

Gastar Exploration Announces Agreement to Sell its Interest in
Non-Core Oklahoma Acreage for $62 million

Company also announces exercise of AMI rights by existing partner for additional $12 million in proceeds

HOUSTON, July 2, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) announced today that it has signed a purchase and sale agreement (“PSA”) with an undisclosed third party for the sale of Gastar's interests in approximately 76,000 net acres in Kingfisher and Canadian counties, Oklahoma for approximately $62.0 million in cash. The agreement also provides for the trading of certain acreage between Gastar and the third party to create more concentrated acreage blocks for both parties. The transaction is subject to customary closing conditions and is expect to close in mid-third quarter of 2013.
The acres to be sold are part of the undeveloped leases acquired by Gastar on June 7, 2013 in a transaction with Chesapeake Energy that included drilling rights on approximately 157,000 net acres in Oklahoma, along with approximately 2.8 MMBoe of proved developed producing (“PDP”) reserves.
Gastar also announced that its partner in its original area of mutual interest (“AMI”) in Oklahoma has elected to exercise its rights and acquire approximately 12,820 net acres that Gastar acquired from Chesapeake for a total payment of $12.1 million. This purchase includes approximately 400 MBOE representing 50% of the PDP reserves associated with the wells acquired from Chesapeake that are geographically located inside the existing area of mutual interest.
After completing the pending transactions, Gastar will continue to own all of the PDP reserves acquired in the Chesapeake transaction outside the existing AMI and 50% of the PDP reserves inside the existing AMI, along with drilling rights on the remaining approximately 70,206 net acres acquired from Chesapeake. Gastar has an additional 59,390 gross acres (24,584 net acres) acquired earlier in the original joint venture as part of a program to develop the Hunton Limestone formation in Oklahoma. Accounting for both transactions, Gastar's total acreage in the Hunton Limestone play will be approximately 136,772 gross (96,684 net) acres.
“When we pursued the Chesapeake property package earlier this year, our analysis indicated that some of the leasehold acreage was outside our targeted Hunton Limestone objective, but potentially prospective for other formations being pursued by other operators,” said J. Russell Porter, Gastar's President and CEO. “Through this sale, we are able to monetize all of our non-core acreage in Oklahoma at a very attractive valuation. The Chesapeake transaction assumed a cost of about $41 million for the undeveloped lease acreage and approximately $33.2 million for the developed and producing acreage, so we are pleased to be retaining all our key acreage and the producing reserves while recouping most of the total investment.
“This transaction is another important step for Gastar as we continue to strengthen our financial position to develop our ultra-rich Marcellus acreage and our highly prospective Hunton Limestone oil play. We have a substantial inventory of attractive and liquids-focused projects, as well as the financial liquidity to actively drill these opportunities.
“Currently we are closely monitoring the early results of our initial Hunton Limestone wells in Oklahoma and participating in the drilling of two additional non-operated Hunton wells. We remain encouraged that our second well has continued to maintain strong production levels even with its natural production decline, while the third and fourth wells are still on flow back. Although we have had some additional compressor problems on the two most recent completions, the flow-back fluid volumes are high, and the oil cut continues to gradually increase,” added Porter.
As previously announced by Cubic Energy, Gastar has agreed to further extend the closing of the previously announced sale of its East Texas properties to Cubic Energy to July 12, 2013 in order to allow Cubic Energy additional time to finalize financing for the transaction.
About Gastar Exploration
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar's website at www.gastar.com.
Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
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